SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

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UST INC.

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100 West Putnam Avenue

Greenwich, Connecticut 06830

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

March 28, 2002

To the Stockholders of UST:

      The 2002 Annual Meeting of Stockholders of UST Inc. (the “Company”) will be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 7th day of May 2002, at 10:00 a.m., Eastern Daylight Saving Time, for the following purposes:

(1)	to elect three directors for terms of three years each;

(2)	to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2002;

(3)	to consider and act upon two stockholder proposals, if presented by their proponents; and

(4)	to consider and act upon such other business as may properly come before the meeting.

      Stockholders of record at the close of business on March 7, 2002 will be entitled to vote at the meeting. The approximate date of mailing of this Proxy Statement is March 28, 2002.

      You are urged to vote your proxy promptly whether or not you plan to attend the meeting in person. Please sign and date the enclosed Proxy and return it promptly in the enclosed postage paid envelope or you may also vote your shares either via telephone or the Internet. Please read the instructions printed on the top portion of your Proxy card. The Company’s transfer agent, which is tabulating votes cast for the meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet. Please note all votes cast via telephone or the Internet must be cast prior to 5:00 p.m., Eastern Daylight Saving Time, on Monday, May 6, 2002.

DEBRA A. BAKER,
Senior Vice President and Secretary

100 West Putnam Avenue

Greenwich, Connecticut 06830

PROXY STATEMENT

Solicitation of Proxy

      The enclosed proxy is solicited by the Board of Directors (the “Board”) of UST Inc. (the “Company”) for use at the Annual Meeting of Stockholders to be held May 7, 2002, including any adjournment thereof (the “Annual Meeting”). Whether or not you plan to attend the Annual Meeting, the Board respectfully requests the privilege of voting on your behalf and urges you to either sign, date and return the enclosed proxy or vote your shares via telephone or the Internet. By doing so you will, unless such proxy is subsequently revoked by you, authorize the persons named therein, or any of them, to act on your behalf at the Annual Meeting.

      Any stockholder who submits a proxy may revoke it by giving a written notice of revocation to the Secretary or, before the proxy is voted, by submitting a duly executed proxy bearing a later date. The Company’s transfer agent, which is tabulating votes cast for the Annual Meeting, will count the last vote received from a stockholder, whether by telephone, proxy or ballot or electronically through the Internet.

Attendance and Procedures at Annual Meeting

      Attendance at the Annual Meeting will be limited to stockholders of record, beneficial owners of Company common stock (“Common Stock”) entitled to vote at the meeting having evidence of ownership, a duly appointed proxy holder with the right to vote of an absent stockholder (one proxy holder per absent stockholder), and invited guests of the Company. Any person claiming to be the proxy holder of an absent stockholder must, upon request, produce written evidence of such authorization. If you wish to attend the Annual Meeting but your shares are held in the name of a broker, bank or other nominee, you should bring with you a proxy or letter from the broker, bank or nominee as evidence of your beneficial ownership of the shares. Management requires all signs, banners, placards, cameras and recording equipment to be left outside the meeting room.

Action to be Taken at Meeting

      1. Three directors will be elected to serve for terms of three years each and until their respective successors are elected and qualified.

      2. A resolution will be offered to ratify and approve the selection of independent auditors of the accounts of the Company for the year 2002.

      3. The Company has been advised that two resolutions will be offered by stockholders.

      Your authorized proxies will vote FOR the election of the individuals herein nominated for directors and the resolution regarding the auditors, and AGAINST the stockholder resolutions, unless you designate otherwise. A proxy designating how it should be voted will be voted accordingly.

Proposal No. 1

  Election of Directors

      The Certificate of Incorporation provides for the election of one-third (as near as possible) of the Board annually.

      The Board, upon recommendation of the Nominating and Corporate Governance Committee, nominated the three directors standing for election at the Annual Meeting for terms expiring at the Annual Meeting of Stockholders to be held in the year 2005. Gen. P.X. Kelley, a director of the Company since 1992, will retire from the Board at the expiration of his current term of office and, accordingly, is not standing for re-election at the Annual Meeting. To help ensure that the number of directors in each class is, as nearly as possible, equal in number, Dr. Eisenman will be standing for election at this Annual Meeting rather than the Annual Meeting to be held in 2003. The Board currently consists of nine members and, with the retirement of Gen. Kelley, shall be reduced to eight at the Annual Meeting.

      Directors are elected by a plurality of the votes cast. “Plurality” means that the nominees who receive the largest number of votes cast “For” are elected as directors, up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular nominee as a result of a direction to withhold or a broker nonvote will not affect the outcome of the vote.

      Set forth in the following Table I is certain information with respect to each person nominated by the Board and each person whose term of office as a director will continue after the Annual Meeting, including the number of shares of Common Stock beneficially owned by such person as of January 31, 2002.

TABLE I

Name of Nominee*
or Director	Business History

*John P. Clancey Age 56 Shares beneficially owned: Outstanding shares — 5,643 Shares subject to options — 16,000 Nominated for term to expire 2005 Present term expires 2002 Director since 1997	Mr. Clancey has served as Chairman of Maersk Sealand since December 1999. He served as President and Chief Executive Officer of Sea-Land Service, Inc., from July 1991 to December 1999. Mr. Clancey also serves as a director of Foster Wheeler Corp.

Name of Nominee*
or Director	Business History

Edward H. DeHority, Jr. Age 71 Shares beneficially owned: Outstanding shares — 6,092 Shares subject to options — 20,500 Present term expires 2003 Director since 1990	Mr. DeHority is a retired certified public accountant and attorney. He was employed by Ernst & Young LLP from 1958 to 1988.

Patricia Diaz Dennis Age 55 Shares beneficially owned: Outstanding shares — 50 Shares subject to options — 0 Present term expires 2003 Director since 2001	Ms. Diaz Dennis has served as Senior Vice President — Regulatory and Public Affairs of SBC Communications Inc. (“SBC”) since November 1998. She served as Senior Vice President and Assistant General Counsel of SBC from September 1995 to November 1998. Ms. Diaz Dennis also serves as a director of Entravision Communications Corporation.

*Elaine J. Eisenman, Ph.D.
Age 53
Shares beneficially owned:
  Outstanding shares — 3,014
  Shares subject to options — 17,500
Nominated for term to expire 2005
Present term expires 2003
Director since 1996	Dr. Eisenman has served as Chairman of Management & Capital Partners, a firm specializing in management consulting, retained executive search and venture capital investments, since April 2001. She served as Executive Vice President and Chief Administrative Officer of Enhance Financial Services Group, Inc. from December 1999 through February 2001. She served as Executive Vice President — Human Resources and Administration from January 1998 to December 1999. From January 1997 to January 1998, she was a Principal of Global Leadership Associates, a firm specializing in executive succession and leadership development.

Name of Nominee*
or Director	Business History

Edward T. Fogarty Age 65 Shares beneficially owned: Outstanding shares — 7,640 Shares subject to options — 14,500 Present term expires 2004 Director since 1997	Mr. Fogarty served as Chairman of the Board, Chief Executive Officer and President of Tambrands Inc. from October 1996 to July 1997 and as President and Chief Executive Officer of Tambrands Inc. from May 1994 to October 1996. Mr. Fogarty also serves as a director of Avon Products, Inc. and Goodyear Tire & Rubber Company.
*Vincent A. Gierer, Jr.
Age 54
Shares beneficially owned:
  Outstanding shares — 665,372
  Shares subject to options — 771,400
Nominated for term to expire 2005
Present term expires 2002
Director since 1986	Mr. Gierer has served as Chairman of the Board and Chief Executive Officer since December 1, 1993 and has served as President since September 27, 1990. Mr. Gierer has been employed by the Company since 1978.

Peter J. Neff Age 63 Shares beneficially owned: Outstanding shares — 4,543 Shares subject to options — 16,000 Present term expires 2003 Director since 1997	Mr. Neff has served as an international business management consultant since January 1998. Prior to that he served as Chairman of the Board and Chief Executive Officer of Genovo, Inc., a gene therapy company, from January 1997 to December 1997. From 1991 to December 1996, he served as President and Chief Executive Officer of Rhône-Poulenc, Inc., the North American subsidiary of Rhône-Poulenc, S.A. Mr. Neff also serves as a director of Homestake Mining Company and Envirogen, Inc.

Name of Nominee*
or Director	Business History

Lowell P. Weicker, Jr. Age 70 Shares beneficially owned: Outstanding shares — 14,656 Shares subject to options — 7,500 Present term expires 2004 Director since 1995	Mr. Weicker served as Governor of Connecticut from January 9, 1991 through January 3, 1995. He served as a U.S. Senator from 1970 to 1988. Mr. Weicker also serves as a director of Compuware, HPSC, Inc., Phoenix Home Life Mutual Funds and World Wrestling Federation Entertainment.

      Mr. Clancey, Dr. Eisenman and Mr. Gierer are now directors and will serve for the terms indicated. Your proxy, unless otherwise marked, will be voted for the aforesaid nominees for such terms. In the event that any nominee is not available for election at the time of the meeting or any adjournment thereof, an event which is not anticipated, your proxy may be voted for a substitute nominee and will be voted for the other nominee named above.

      As of January 31, 2002, all directors and executive officers as a group beneficially owned 907,501 shares and had exercisable options to acquire 1,744,400 shares, which together represented approximately 1.6% of the aggregate of the outstanding Common Stock including options held by all such persons. No executive officer or director beneficially owned more than 1% of the aggregate amount of the outstanding Common Stock including options held by the respective person.

      The Board held seven meetings during 2001.

Compensation of Directors

      The monthly retainer for all nonemployee directors has been $5,000 since January 1, 1993 for their services as directors, including committee assignments. Nonemployee directors are reimbursed for reasonable expenses incurred by them in connection with performance of their services to the Company as members of the Board of Directors or committees. In addition, nonemployee directors receive a supplemental fee of $1,500 per day for the performance of any special assignment as requested from time to time by the Chief Executive Officer. Employee directors receive no additional compensation for their services as directors.

      The Company maintains the UST Nonemployee Directors’ Restricted Stock Award Plan (the “Restricted Stock Plan”). The Restricted Stock Plan provides for the automatic award to each nonemployee director of 50 shares of restricted stock for each meeting of the Board of Directors attended and 40 shares of restricted stock for each Board Committee meeting attended. The shares of restricted stock vest on the third anniversary date of the award. Dividends on restricted shares are paid to the nonemployee director and all shares may be voted; however, ownership may not be transferred until service on the Board terminates. Unvested shares will be forfeited in the event of a voluntary resignation or refusal to stand for re-election, but vesting will be accelerated in the event of change in control, death, disability or age-related forced retirement from service pursuant to the Board’s retirement policy.

      The Company also maintains the UST Nonemployee Directors’ Stock Option Plan (the “Stock Option Plan”). The Stock Option Plan, which was approved by stockholders at the 1995 Annual

Meeting, provides for an annual, automatic grant of an option to purchase 1,500 shares of Common Stock on the first business day following each annual meeting, beginning in 1995, to each member of the Board who is not then an employee of the Company. The Stock Option Plan, as amended effective June 30, 2000, also provides for the issuance of additional options, in the discretion of the Compensation Committee. All Options will be granted with an exercise price per share equal to the fair market value per share of Common Stock on the date the option is granted and will first become exercisable six months after the date of grant. The option exercise period will expire ten years after the date of grant and will not be affected by a participant’s cessation of membership on the Board.

      The Company also maintains the UST Nonemployee Directors’ Retirement Plan (the “Directors’ Plan”), a nonqualified, nonfunded plan that applies to nonemployee members of the Board (who are not former employees), whose service as such includes periods beginning on or after January 1, 1988, and whose service equals or exceeds 36 months. Under the terms of the Directors’ Plan, an eligible director will receive one-twelfth of 75% of his highest annual compensation (excluding consulting fees) each month, beginning at age 65 (or such later date upon which occurs his termination of service) and continuing over a period equal to his period of service, provided, however such period will not exceed 120 months. In addition, the Directors’ Plan also provides for a lump sum payment to a deceased director’s spouse in the event of a director’s death either prior to or subsequent to a director’s retirement.

      In addition, the Company maintains the UST Directors’ Supplemental Medical Plan (the “Directors’ Medical Plan”), a self-insured medical reimbursement plan that applies to nonemployee members of the Board who are not former employees. The Directors’ Medical Plan provides for an additional $7,500 of annual coverage for each participant for reasonable, medically related expenses above the participant’s basic medical plan coverage. Coverage continues upon a participant’s retirement from the Board for a period equal to the participant’s period of service on the Board.

      The Company also makes available to its nonemployee directors up to $12,500 annually in tax and financial planning services. After retirement from the Board, this benefit continues in the amount of $6,500 annually for a period equal to the retired director’s period of service on the Board. In addition, nonemployee directors are covered under the Company’s group life insurance, accidental death and dismemberment and business travel accident policies.

Committees of the Board

      The Company has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Review Committee.

      The Audit Committee, which is currently comprised of the following four independent, nonemployee directors: Edward H. DeHority, Jr. — Chairman, P.X. Kelley, Peter J. Neff and Lowell P. Weicker, Jr., met five times during 2001. As specified in its charter, the Audit Committee reviews and acts upon and reports to the Board with respect to accounting, reporting, financial practices and controls of the Company. Its responsibilities include oversight of the Company’s financial reporting process and to review the adequacy of the Company’s systems of internal controls. The Audit Committee annually reviews the qualifications and independence of the Company’s independent auditors, the scope and fees of their audit and also reviews their non-audit services and related fees. With respect to non-audit services provided by the independent auditors, the Audit Committee specifically considers whether such services are compatible with their independence. Upon comple-

tion of its review, the Audit Committee makes its recommendation to the Board for the selection of the independent auditors. The Audit Committee is also responsible for reviewing procedures employed by management to monitor compliance with the Company’s Code of Corporate Responsibility. The Audit Committee’s Report appears on page 8 of this proxy statement.

      The Nominating and Compensation Committee was restructured, effective as of March 22, 2001, into two separate committees — the Compensation Committee and the Nominating and Corporate Governance Committee, respectively. Prior to its restructuring, the Nominating and Compensation Committee met three times.

      The Compensation Committee, which met five times in 2001, is comprised of the following independent, nonemployee directors: Elaine J. Eisenman — Chairman, John P. Clancey, Edward H. DeHority, Jr., and Lowell P. Weicker, Jr. The Committee’s responsibilities include (i) reviewing and approving, as appropriate, the broad compensation program of the Company as applied to its officers, including all executive officers, and the various components of total compensation of the executive officers, and (ii) administering the Company’s stock option plans and considering and approving stock option grants thereunder. The Compensation Committee Report on Executive Compensation appears on pages 9 to 12 of this proxy statement.

      The Nominating and Corporate Governance Committee, which met four times during 2001, is comprised of the following independent, nonemployee directors: John P. Clancey — Chairman, Elaine J. Eisenman, Edward T. Fogarty and Peter J. Neff. The Committee’s responsibilities encompass corporate governance and nominating matters, including the recommendation of nominees to the Board and the size and composition of the Board and its committees. The Nominating and Corporate Governance Committee also considers recommendations from stockholders for Board candidates. Any recommendations should be submitted in writing to the Secretary at the Company’s office.

      The Strategic Review Committee, which was formed in 2001, met once and is comprised of the following directors: Vincent A. Gierer, Jr. — Chairman, Edward T. Fogarty, P.X. Kelley and Peter J. Neff. The Committee has oversight responsibility for significant financial matters of the Company, financial terms of any proposed significant acquisitions or divestitures, investment results of employee trust funds, dividend policy and other capital transactions including the share repurchase policy and the Company’s strategic plans.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee (the “Committee”) oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s 2001 Annual Report with management which included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under auditing standards generally accepted in the United States. In addition, the Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and it has considered the compatibility of nonaudit services performed by the auditors with the auditors’ independence.

      The Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to stockholder approval, the selection of the Company’s independent auditors.

February 21, 2002

Audit Committee

Edward H. DeHority, Jr., Chairman

P.X. Kelley

Peter J. Neff

Lowell P. Weicker, Jr.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Policy

      The Compensation Committee (the “Committee”) believes that the Company’s compensation programs, which provide appropriate incentives and rewards to its executive officers (“Executive Officers”) for outstanding performance, have been and will continue to be essential to the Company’s ability to attract, retain and motivate the most highly qualified executives. The Committee also believes that meaningful participation in the Company’s success is the most effective means of compensating its Executive Officers. Accordingly, it has been the Committee’s long-standing policy to link a major portion of total compensation to the Company’s performance.

      The Committee’s objective for the Company’s compensation programs is that total compensation for the Company’s officers should fall at approximately the 75th percentile of a Comparator Group, which is composed of a cross section of other high-performing companies, but only if warranted by Company performance. Return on equity and earnings per share (“EPS”) growth are the two principal measures of Company performance established by the Committee. The Committee continues to believe that its objective is reflective of the need to attract and retain talented executives who can direct growth in the challenging and controversial environment in which the Company and the tobacco industry operate. The Committee’s only established target level is the aforementioned goal for total compensation.

Specific Components of Compensation Program

      Base Salary. Base salary for the Executive Officers is the component of the Company’s compensation program that is least related to Company performance and therefore is intended to be the smallest portion of total compensation. Base salaries of the Executive Officers as a group constituted 30% of their 2001 cash compensation and 25% of their total 2001 compensation. Base salaries of Executive Officers are generally reviewed every three years and are based upon fixed percentages of the Chief Executive Officer’s (“CEO”) salary depending on the level of officer.

      Incentive Compensation Plan (“ICP”). Annual bonuses are awarded under the ICP, which is directly linked to Company performance through earnings. The ICP formula, which was last approved by stockholders in 1980, provides each year for an aggregate fund based upon fixed percentages of consolidated earnings (before income taxes and incentive compensation), as specified in the ICP, so long as earnings exceed a threshold percentage of stockholders’ equity and cash dividends have been declared and paid in the year. Up to 50% of the ICP fund may be allocated by the ICP Committee among the Company’s officers, including all Executive Officers (“Fund A”).

      The 2001 ICP fund represented 4.98% of total earnings before income taxes and provision for incentive compensation and was distributed to approximately 1,900 employees, including all Executive Officers. In 2001, the Company’s net earnings were $491,602 million, an increase of 11.3% over the prior year. Accordingly, the aggregate ICP fund for 2001 also increased 11.3% over the prior year. The 2001 ICP allocation to Fund A was 39% with 61% of the ICP fund being allocated to all other employees (“Fund B”).

      ICP awards to each of the Executive Officers must be approved by the Committee, which decides whether to accept or alter the ICP Committee’s recommendations. The ICP provides that the CEO will not be permitted to receive more than 15% of Fund A and no other Executive Officer will be permitted to receive more than 12% of Fund A. In addition, the sum of these percentages cannot exceed 100%. These percentages govern the maximum amounts that may be allocated to each

Executive Officer and are not subject to increase without stockholder approval. The Committee has, however, the authority to determine that an award to an Executive Officer will be less than the indicated maximum percentage for such Executive Officer.

      In its consideration of the specific awards to each Executive Officer, the Committee first took into account the size of the fund and considered an award that would be commensurate with the percentage increase of the fund. A subjective evaluation was then made with respect to each Executive Officer and his performance during the year. The Committee then noted in its review of each Executive Officer (other than the CEO — see discussion below on CEO’s compensation), 2001 aggregate ICP awards to the Executive Officers as a group increased 20% over the prior year and 2001 aggregate cash compensation of the Executive Officers also increased 20% over the prior year. No Executive Officer’s (other than the CEO’s) ICP award exceeded 7.8% of Fund A. The aggregate 2001 ICP awards made to the Executive Officers constituted approximately 16% of the aggregate ICP fund and 40% of Fund A. In addition, the aggregate ICP awards made to the Executive Officers constituted approximately 70% of their aggregate cash compensation for 2001 and approximately 58% of their aggregate total compensation for 2001 (including the long-term component discussed below).

      Stock Options. The long-term incentive component of executive compensation is equity-based and consists of the grant of stock options to the Executive Officers (as well as many other employees of the Company) under the Company’s stock option plan. Stock options are granted with an exercise price equal to the fair market value of shares of the Company’s stock on the date of grant, and the optionee will realize value from an award only if the market price of the Company’s stock appreciates. Long-term equity-based compensation serves the Committee’s overall compensation policy as follows: it is variable (not fixed); its value is performance-related, based upon the market price of the Company’s stock; and it is designed to provide an additional incentive to executives to take into account the Company’s long-term goals and plans. In addition to providing incentive compensation, stock options are a means to encourage equity ownership.

      Individual grants to the Named Executive Officers for 2001 are set forth in Table III (Option Grants in Last Fiscal Year) included in this Proxy Statement. The Committee’s practice in the grant of stock options is generally based upon a subjective evaluation of performance and not subject to a specific formula. In determining the size of option grants to Executive Officers, the Committee generally considers the following factors, without assigning any particular weight to any factor: (i) the position and performance of the executive, (ii) the grant date present value (using the modified Black-Scholes option pricing model) of the award compared with the value of awards to executives in the Comparator Group, (iii) attaining the Committee’s targeted goal for total compensation, and (iv) the importance of long-term compensation, as discussed above. In its consideration of the size of option grants, the Committee also takes into account the number of shares available under the Company’s stock option plan which remain to be granted. It does not consider the size, in the aggregate, of all previous option grants made to an Executive Officer.

      In 2001, Executive Officers received 24% of the total option shares granted and aggregate long-term incentive compensation to Executive Officers constituted 17% of 2001 total compensation.

      2001 aggregate total compensation for Executive Officers increased 26% over the prior year. Each named Executive Officer’s total compensation generally falls below the 75th percentile of the Comparator Group.

      The Company, in 1996, established guidelines for officers’ stock ownership. Under these guidelines, officers are encouraged and expected to obtain and hold company stock (excluding stock obtained through the Employees’ Savings Plan) in an effort to align their interests with those of the Company’s stockholders as well as to demonstrate their long-term commitment to the future growth of the Company. The guidelines provide that the CEO is expected to own, at a minimum, that number of shares whose market value represents the sum of five (5) times his base salary and 30% of the difference between the aggregate exercise price and the aggregate market value of his exercisable stock options. For all other Executive Officers, this same formula is applied but is based upon three (3) times or two (2) times base salary, depending on position. Officer stock ownership may be monitored by the Committee and such ownership may be taken into account in the granting of stock option awards.

2001 Compensation of Chief Executive Officer

      The CEO’s performance is reviewed annually by the Committee and each component of his compensation (base salary, ICP and stock options) is determined by the Committee consistent with its compensation policy as previously discussed. The Committee’s evaluation of the CEO’s performance is based upon such quantitative factors as the Company’s financial performance (net earnings and EPS) as well as such qualitative factors as the implementation of the Company’s strategic business plan and the achievement of those business goals established to further the Company’s earnings growth and profitability and enhance stockholder returns. The Committee makes a subjective determination in considering these factors rather than assigning any factor a specific weight.

      As noted in Table II, Mr. Gierer’s base salary was increased in 2001 and his 2001 ICP award increased 11.4% over the prior year (and represented approximately 13% of Fund A). Accordingly, his total cash compensation increased 14%. In its consideration of Mr. Gierer’s ICP award, the Committee noted the increased size of the ICP fund and awarded him an amount that is commensurate with the percentage increase of the fund.

      The Committee determined the level of Mr. Gierer’s long-term incentives in 2001 by taking into consideration the factors described above under “Stock Options”. Accordingly, his 2001 long-term incentive compensation substantially increased over the prior year. While Mr. Gierer was granted options for 50% more shares, his increase in long-term incentive compensation is largely due to the substantial appreciation of the Company’s stock price in 2001 over 2000. As a result, Mr. Gierer’s 2001 total compensation increased 27% over the prior year. Mr. Gierer’s total compensation falls significantly below the 75th percentile of total compensation paid to chief executive officers in the Comparator Group.

Limit on the Deductibility of Certain Executive Compensation

      The current federal tax law imposes an annual, individual limit of $1 million on the deductibility of the Company’s compensation payments to the chief executive officer and the Company’s four most highly compensated other executive officers. Specified compensation is excluded for this purpose, including performance-based compensation that satisfies the conditions of Section 162(m) of the Internal Revenue Code. The Company will continue to review its executive compensation plans and practices with respect to Section 162(m) and, when it deems appropriate, will take further action, as necessary, to ensure tax deductibility of all performance-based compensation paid to its executive officers.

February 21, 2002

COMPENSATION COMMITTEE
Elaine J. Eisenman, Chairman
John P. Clancey
Edward H. DeHority, Jr.
Lowell P. Weicker, Jr.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

FOR THE YEAR ENDED DECEMBER 31, 2001

Among UST Inc., S&P Tobacco Index & S&P 500 Index

	1996	1997	1998	1999	2000	2001

UST Inc.	$100.00	$120.45	$119.95	$91.72	$111.53	$147.47

S&P Tobacco	100.00	123.95	150.43	73.01	144.30	158.93

S&P 500	100.00	133.36	171.47	207.56	188.66	166.24

*	Assumes $100 invested on 12/31/96 and held through 12/31/01. Total return assumes reinvestment of dividends.

COMPENSATION OF EXECUTIVE OFFICERS

      The tables and descriptive information which follow are intended to comply with the Securities and Exchange Commission regulations for executive compensation requirements applicable to, among other reports and filings, annual proxy statements. This information is being furnished with respect to the Company’s Chief Executive Officer (“CEO”) and its four other most highly compensated executive officers as of December 31, 2001 (collectively, the “Named Executive Officers”).

TABLE II

Summary Compensation Table

					Long Term
		Annual Compensation			Compensation

					Awards

					Securities
Name and					Underlying	All Other
Principal Position	Year	Salary($)	Bonus($)		Options(#)	Compensation($)(1)

Vincent A. Gierer, Jr.	2001	900,000	2,100,000		120,000	15,300
Chairman of the Board,	2000	750,000	1,885,000		80,000	10,200
Chief Executive Officer and President	1999	750,000	2,005,000		80,000	9,600

Richard H. Verheij	2001	450,000	1,222,000		70,000	15,300
Executive Vice President	2000	450,000	940,000		100,000	10,200
and General Counsel	1999	450,000	1,000,000		60,000	9,600

Robert T. D’Alessandro	2001	300,000	868,000		50,000	15,300
Senior Vice President and	2000	300,000	780,000		80,000	10,800
Chief Financial Officer	1999	300,000	670,000		40,000	9,600

Richard A. Kohlberger	2001	315,000	679,000		40,000	15,300
Senior Vice President	2000	260,000	610,000		40,000	11,400
	1999	260,000	455,000		18,000	2,400

Murray S. Kessler	2001	500,000	1,265,000		70,000	15,300
President —	2000	372,692	976,000	(3)	100,000	-0-
U.S. Smokeless Tobacco Company(2)

(1)	Amounts represent Company matching contributions to the Employees’ Savings Plan.

(2)	Mr. Kessler was not employed by the Company nor any of its subsidiaries prior to January 1, 2000.

(3)	Amount shown includes a hiring bonus of $100,000 paid in 2000.

      All options to purchase Common Stock of the Company granted to the Named Executive Officers for 2001 in the table below have been granted under the Company’s 1992 Stock Option Plan, as amended from time to time (the “1992 Plan”). The 1992 Plan will expire by its terms in 2002.

TABLE III

Option Grants in Last Fiscal Year

					Grant Date
	Individual Grants				Value

	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year	$/Share	Date	Value($)(2)

Vincent A. Gierer, Jr.	120,000	7.7	32.30	09/25/11	614,400

Richard H. Verheij	70,000	4.5	32.30	09/25/11	358,400

Robert T. D’Alessandro	50,000	3.2	32.30	09/25/11	256,000

Richard A. Kohlberger	40,000	2.6	32.30	09/25/11	204,800

Murray S. Kessler	70,000	4.5	32.30	09/25/11	358,400

(1)	Options granted in 2001 expire in ten years and generally become exercisable ratably over a three year period following the date of grant, subject to acceleration of exercisability upon a change in control of the Company.

(2)	Amounts based on the modified Black-Scholes option pricing model, using the following material assumptions: exercise price equal to the fair market value of the underlying stock on the date of grant, interest rate representing the interest rate on a U.S. Treasury security with a maturity date corresponding to that of the expected life of the option, volatility calculated using weekly stock prices for a one year period prior to grant date, estimated period in which option will be exercised of 7.5 years and expected dividend yield of 6.5 percent. There is no assurance the value realized by an optionee will be at or near the value estimated by the modified Black-Scholes option pricing model. Should the stock price not rise over the option price, optionees will realize no gain.

TABLE IV

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options
	Shares		Year-End(#)		at Fiscal Year-End($)
	Acquired on	Value
Name	Exercise(#)	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Vincent A. Gierer, Jr.	90,000	666,150	651,200	200,200	2,927,988	1,567,050

Richard H. Verheij	66,000	531,225	512,300	156,700	2,338,169	1,651,956

Robert T. D’Alessandro	77,000	467,830	243,200	116,800	1,443,925	1,288,856

Richard A. Kohlberger	70,000	471,785	98,800	72,700	500,231	680,269

Murray S. Kessler	33,300	478,105	-0-	136,700	-0-	1,518,831

TABLE V

Pension Table

	Years of Service

Remuneration	5	10	15	20	25	30	35

$200,000	$20,847	$41,693	$62,540	$83,386	$104,233	$125,079	$145,926

300,000	$31,847	$63,693	$95,540	$127,386	$159,233	$191,079	$222,926

400,000	$42,847	$85,693	$128,540	$171,386	$214,233	$257,079	$299,926

500,000	$53,847	$107,693	$161,540	$215,386	$269,233	$323,079	$376,926

600,000	$64,847	$129,693	$194,540	$259,386	$324,233	$389,079	$453,926

700,000	$75,847	$151,693	$227,540	$303,386	$379,233	$455,079	$530,926

800,000	$86,847	$173,693	$260,540	$347,386	$434,233	$521,079	$607,926

900,000	$97,847	$195,693	$293,540	$391,386	$489,233	$587,079	$684,926

1,000,000	$108,847	$217,693	$326,540	$435,386	$544,233	$653,079	$761,926

1,100,000	$119,847	$239,693	$359,540	$479,386	$599,233	$719,079	$838,926

1,200,000	$130,847	$261,693	$392,540	$523,386	$654,233	$785,079	$915,926

1,300,000	$141,847	$283,693	$425,540	$567,386	$709,233	$851,079	$992,926

1,400,000	$152,847	$305,693	$458,540	$611,386	$764,233	$917,079	$1,069,926

      The above Pension Table sets forth information for determining the estimated annual retirement benefits payable as a life annuity to the Named Executive Officers under the Company’s defined benefit plans pursuant to which benefits are determined by final compensation and years of service (the “Retirement Plans”). Compensation for purposes of the Retirement Plans means the highest three year average compensation (salary and 25% of bonus actually paid in the applicable year) in the ten year period immediately preceding retirement. Table II shows salary paid in 1999-2001 and bonus for the 1999-2001 years actually paid in 2000-2002. For 2001, the three year average compensation covered by the Retirement Plans for each of the Named Executive Officers was as follows: Mr. Gierer, $1,284,833; Mr. Verheij, $702,167; Mr. D’Alessandro, $471,750; Mr. Kohlberger, $404,167; and Mr. Kessler, $547,000. As of December 31, 2001, the credited years of service under the Retirement Plans were approximately as follows: Mr. Gierer, 24 years; Mr. Verheij, 15 years; Mr. D’Alessandro, 21 years; Mr. Kohlberger, 23 years; and Mr. Kessler, 2 years. Pension Table calculations assume retirement on December 31, 2001 and take into account offsets for social security benefits. With respect to Mr. Kessler, such amount is not reflective of a three year average compensation since his employment did not commence until January 3, 2000.

      The Named Executive Officers also participate in a supplemental retirement plan (the “Supplemental Plan”). The formula by which benefits are determined under the Supplemental Plan is as follows: the greater of 100% of the accrued benefit under the Retirement Plans or 40% of the executive’s highest compensation (salary plus 25% of bonus) paid during any of the three consecutive twelve month periods within the thirty-six months immediately preceding retirement (for retirement generally at age 55 (age 50 in the case of any participant with respect to whom the age condition for becoming a participant is age 50)), increasing in constant whole percentage increments to the greater of 110% of such accrued benefit or 50% of such compensation (for retirement at age 60 or thereafter), less amounts payable under the Retirement Plans. The estimated annual benefits payable as a life annuity at normal retirement age (assuming compensation and service as of December 31, 2001) under the Supplemental Plan for each of the Named Executive Officers (after taking into account reductions for benefits under the Retirement Plans) are approximately as follows: Mr. Gierer, $67,229; Mr. Verheij, $132,788; Mr. D’Alessandro, $35,020; Mr. Kohlberger, $34,658 and Mr. Kessler, $335,953.

Employment Contracts and Termination of Employment and Change in Control Arrangements

      The Company is party to employment agreements with Messrs. Gierer (with an initial term of 4 years) and Verheij (with an initial term of 3 years) which set forth the terms and conditions of such officers’ employment and termination of employment with the Company. The stated initial terms of the agreements are generally automatically extended, subject to expiration at age 65. The employment agreements provide that such officers will be entitled to certain severance benefits if the Company terminates their employment for any reason other than death, disability or “cause” (as defined in the agreements) or if the officer terminates his employment for “good reason”, including termination following a “change in control of the Company” (as such terms are defined in the agreements). The severance benefits that would be payable to Mr. Gierer consist principally of the continuation over the remaining term of the officer’s employment agreement or, if greater, three years, of an annual amount equal to the sum of his base salary and the highest ICP payment made to Mr. Gierer in any of the preceding three years. In the event of a termination based on a change in control, the ICP taken into account for this purpose would be limited to an amount equal to 75% of base salary, the multiple would in all cases be three and the benefits would be paid in a lump sum. The severance benefits that would be payable to Mr. Verheij consist principally of payments equal to the sum of his base salary and the highest ICP payment made to Mr. Verheij in any of the three years preceding termination, multiplied by three, to be paid in installments over a two-year period. In the event of a termination of employment based on a change in control, such payments would be made in a lump sum. In addition, the Company would maintain certain employee benefit plans in effect for the officers’ continued benefit or provide substantially equivalent benefits for three years following the termination of the officers’ employment under circumstances entitling the officer to severance under the agreements. Under the terms of Mr. Verheij’s agreement, the Company may reduce the welfare benefits provided to the extent that comparable benefits are provided by a new employer. In the event that any payments made pursuant to the employment agreements in connection with a change in control are subjected to the excise tax imposed under Section 4999 of the Internal Revenue Code, the Company would increase each officers’ severance payment as necessary to restore the officer to the same after-tax position he would have had if such excise tax had not been imposed.

      The employment agreements for Messrs. Gierer and Verheij provide that the officer shall, if serving as a Director, resign as such upon termination of employment for any reason. Messrs. Gierer and Verheij have also agreed not to engage in Competitive Activity (as defined in the agreements) (i) in the case of Mr. Gierer, during the period he is entitled to receive severance under the agreement and (ii) in the case of Mr. Verheij, during the five-year period following termination of his employment; provided, however, that these non-compete provisions will not apply following a change in control of the Company. Based upon current salary levels, the approximate lump-sum value of the severance payments, exclusive of the effect of state and local taxes, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2001 following a change in control of the Company would be as follows: Mr. Gierer, $4.7 million and Mr. Verheij, $4.6 million.

      On June 30, 2000, the Company entered into an employment agreement with Mr. Kohlberger which sets forth the terms and conditions of his employment and termination of employment with the Company. The initial three-year term of the agreement is automatically extended each year, subject to expiration at age 65. The employment agreement provides that Mr. Kohlberger will be entitled to certain severance benefits if: (1) he is dissatisfied at any time with his reporting relationship or duties or the Company breaches the employment agreement and the Company has failed to cure the situation after 15 days from proper notice from Mr. Kohlberger, (2) his employment is terminated by Mutual Consent (as defined in the employment agreement), or (3) his employment is terminated other than for Cause or Disability (each as defined in the employment agreement). The severance benefits that would be payable to Mr. Kohlberger consist principally of the continuation, over a period of three years from the date of his termination of employment, of his salary, the highest ICP amount payable to him and certain welfare benefits (including all life, health, medical and survivor income plans). The agreement provides for the reduction of welfare benefits to the extent that comparable benefits are provided to Mr. Kohlberger by a new employer. In addition, the Company is required to pay up to $100,000 in legal fees relating to a termination of the executive’s employment other than for Cause, Disability or by Mutual Consent. Pursuant to the employment agreement, Mr. Kohlberger has agreed not to engage in Competitive Activity (as defined in the employment agreement) during any period for which he is entitled to severance payments or welfare benefit continuation.

      In addition, the Company is party to severance agreements with Messrs. D’Alessandro, Kohlberger and Kessler which set forth the benefits to be paid upon certain terminations of employment following a change in control of the Company. Each of the agreements has a three-year term that is generally automatically extended and, in any event, expires no earlier than two years following a change in control. Each agreement provides that the officer will be entitled to the severance benefits described below if the Company terminates his employment within the two year period following a change in control for any reason other than death, disability or “cause” or if the officer terminates his employment for “good reason” (as such terms are defined in the agreement). The benefits consist of a lump-sum payment equal to three times the sum of the officer’s base salary and the highest ICP payment made to the officer in any of the preceding three years, provided that such ICP amount does not exceed 75% of base salary. The Company would also maintain specified welfare benefit plans in effect for the officer’s continued benefit or provide substantially equivalent benefits for three years. Based upon current salary levels, the approximate before-tax lump-sum value of the severance payments, exclusive of any reductions attributable to any change in control benefits payable under other of the Company’s employee benefit plans or arrangements, that would have been payable to the aforementioned executive officers if their employment had terminated on December 31, 2001 following a change in control would be as follows: Mr. D’Alessandro, $1.6 million; Mr. Kohlberger, $1.7 million and Mr. Kessler, $2.6 million.

Indebtedness of Management

      Since January 1, 2001, none of the Company’s directors, executive officers, nominees for election as directors or certain relatives or associates of such persons has been indebted to the Company in an aggregate amount in excess of $60,000 except as noted below in Table VI, which represents unpaid balances on loans made pursuant to stock option exercises under the terms of the UST Inc. 1982 Stock Option Plan which has expired with respect to the grant of options, and of the UST Inc. 1992 Stock Option Plan, both as previously approved by stockholders. Unpaid balances on such loans are secured by the pledging of the shares with the Company and by the optionee’s personal installment promissory note bearing interest at the applicable federal rate in effect under the Internal Revenue Code on the date the loan is made.

TABLE VI

		Indebtedness
	Largest Aggregate	as of
	Indebtedness during 2001(1)	February 11, 2002(1)

Vincent A. Gierer, Jr.	$2,967,499	$4,592,964
Chairman of the Board, Chief Executive Officer and President

Richard H. Verheij	488,386	465,547
Executive Vice President and General Counsel

Robert T. D’Alessandro	745,687	745,687
Senior Vice President and Chief Financial Officer

Richard A. Kohlberger	867,252	491,541
Senior Vice President

Theodor P. Baseler	237,379	221,345
President — International Wine and Spirits Ltd.

Murray S. Kessler	254,531	247,461
President — U.S. Smokeless Tobacco Company

(1)	Interest rates on loans range from approximately 4% to approximately 8%.

Proposal No. 2

      A Proposal to Ratify and Approve the Selection of Independent Auditors of the Accounts of the Company and its Consolidated Subsidiaries for the Year 2002.

      The Board has selected the firm of Ernst & Young LLP, Certified Public Accountants, as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2002. Ernst & Young LLP has been serving the Company and its subsidiaries in this capacity for many years. The Board’s selection was made upon the unanimous recommendation of its Audit Committee.

      In connection with its audit of the Company’s 2001 financial statements, Ernst & Young LLP read the Company’s periodic reports which were filed with the Securities and Exchange Commis-

sion, discussed quarterly financial information included in the Company’s quarterly financial statements and met with the Audit Committee.

      The aggregate fees billed for professional services provided to the Company by Ernst & Young LLP for the last fiscal year were as follows:

Audit Fees

      For the audit of the Company’s annual financial statements for the fiscal year ended December 31, 2001 and the reviews of the financial statements included in the Company’s Forms 10-Q during the fiscal year ended December 31, 2001: $760,000.

Financial Information Systems Design and Implementation Fees

      For the fiscal year ended December 31, 2001, Ernst & Young LLP did not provide professional services to the Company in connection with design and implementation of financial information systems.

All Other Fees

      For professional services provided to the Company, other than the services described above under “Audit Fees” and which include audit related services of $115,000 related to employee benefit plan audits, for the fiscal year ended December 31, 2001: $244,000.

      The Audit Committee has considered whether the provision of these services to the Company as well as the fees paid for such are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has concluded that such independence can be maintained.

      Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if so desired and will be available to respond to appropriate questions.

      Ratification of the selection of the Company’s independent auditors is not required by any statute or regulation to which the Company is subject or by the Company’s By-Laws. If the stockholders do not ratify the selection of Ernst & Young LLP, the selection of independent auditors will be reconsidered by the Board.

      The following resolution will be offered at the meeting:

“RESOLVED, that the Board of Directors’ selection of Ernst & Young LLP as independent auditors of the accounts of the Company and its consolidated subsidiaries for the year 2002 be, and it hereby is, ratified, confirmed and approved by the stockholders of the Company.”

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE FOREGOING RESOLUTION (Proposal No. 2). Your appointed proxies will vote your shares FOR Proposal No. 2 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

STOCKHOLDER PROPOSALS

      The following Proposal Nos. 3 and 4, which are printed verbatim, have been submitted by stockholders. The name, address and shareholdings of the proponents will be furnished upon oral or written request to the Secretary of the Company. For the reasons set forth following the proposals, the Board recommends a vote AGAINST Proposal Nos. 3 and 4.

Proposal No. 3

UST

Full Disclosure of Charitable Contributions and Activities

WHEREAS other major U.S. tobacco companies, such as Phillip Morris Companies, Inc., have been getting substantial good publicity for their charitable contributions; and UST also makes substantial charitable contributions that might contribute to improve its public image;

WHEREAS the Company has not yet provided a comprehensive and complete list of the recipients of its charitable contributions;

WHEREAS more information on the Company’s charitable donations is needed to ensure it receives full and fair credit for its charitable activities;

RESOLVED that shareholders request the Company to regularly provide its shareholders and the public (e.g. through its annual reports and/or its website) with complete lists of each financial or in-kind contribution or grant made by the Company in each calendar year starting with 2002 to any charitable, educational, religious, nonprofit, or tax-exempt entity.

Supporting Statement

Shareholders need a clear accounting of the Company’s charitable contributions in order to evaluate the effectiveness of these contributions for improving the Company’s public image. Full disclosure of our Company’s annual charitable contributions and its related publicity efforts will ensure that our Company receives full and fair credit for its charitable contributions and its philanthropic efforts. Full disclosure will also help to ensure that our Company does not make any charitable donations it may be embarrassed or otherwise unwilling to disclose. If you agree, please vote “Yes” for this proposal.

COMPANY’S RESPONSE

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 3).

      The Company believes that this proposal is not in the best interests of the Company or its stockholders.

      The Company maintains an active program of charitable giving, supporting worthy organizations in the communities where it conducts business. However, the Company does not feel that the disclosure sought by this proposal would provide meaningful information or in any way serve the interests of its stockholders. The proposal would require unnecessary and time consuming record- keeping and reporting, which would not be an appropriate use of the Company’s resources.

      The Company is also concerned that the proposed disclosures might unnecessarily involve the Company in controversy. The Company recognizes that there are many worthwhile causes deserving of support. However, in light of the limited funds available to make charitable contributions, there is always a need to be selective and make choices. While this is not a reflection on the other potential causes, the publication of a list, which by definition will not include all worthwhile causes, could involve the Company in social controversy.

      Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

      Your appointed proxies will vote your shares AGAINST Proposal No. 3 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

Proposal No. 4

Inserts Included in Sale of Every Package of Tobacco

WHEREAS, in Lorillard Tobacco c. etal. V. Reilly, Attorney General of Massachusetts, etal, the U.S. Supreme Court ruled that Massachusetts law regarding the advertising of tobacco products constituted “ in some geographical areas nearly a complete ban on the communication of truthful information.” Partially because of this restriction, it ruled against the Commonwealth. The Court ruled that “a speech regulation cannot unduly impinge on the speakers ability to propose a commercial transaction and the adult listeners opportunity to obtain information about products.”

—	Published reports about this ruling stressed the fact that “free speech” regarding the promotion and/or sale of tobacco at the point-of-purchase involved “the communication of truthful information” regarding the product.
—	Our company supported the position of the Court.
—	In the Smokeless Tobacco Master Settlement Agreement reached with 45 States Attorneys General our company agreed to tell the truth about dangers arising from the use of our products.
—	It would seem to the proponents of this resolution that, if the companies support the fact that consumers should be fully appraised of “truthful information” regarding our products, that such can only be conveyed by a package insert detailing information regarding the product.

RESOLVE: shareholders recommend that, in addition to making information known regarding “price, brand availability and average tar and nicotine yields,” every package of our tobacco products include full and truthful information regarding ingredients that may be harmful to the consumer’s health, the toxicity of the specific brand, and what detriment to life-expectancy the consumer may expect to incur from regular use of the product.

Supporting Statement

      Given that fact that our Company recognizes the health hazards involved in use of the product, we recommend that this insert shall be included with the sale of all of our tobacco products. We believe nicotine in tobacco makes it a drug. With other drugs the FDA has determined that consumers be fully informed as to the effects, counter-effects and adverse warnings of the product. It seems to the filers of this resolution that such information would be another way our company might make sure those using our tobacco products are fully informed as to the consequences of using them.

COMPANY’S RESPONSE

      THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE FOREGOING RESOLUTION (Proposal No. 4).

      The Company believes that this proposal is not in the best interests of the Company or its stockholders.

      Federal law already requires health warnings to be placed on each package of the Company’s products and in advertising for such products. The Company has complied and will continue to comply with these requirements. In light of the foregoing, the Company believes that it would be both inappropriate and unnecessary for the Company to include the additional information requested by this proposal.

      Furthermore, the Company believes that the gathering of the additional information and the inclusion of additional materials in its product packages would be costly, putting the Company at a significant competitive disadvantage. Similarly, the disclosure of this information by the Company would require the disclosure of trade secrets and, as such, also serve to put the Company at a competitive disadvantage.

      In essence, the Company believes that the subject of warnings and related matters is more appropriately addressed, as is presently the case, on an industry-wide basis through regulatory processes and not through a proposal such as this which is company specific. In fact, the Company is concerned that the implementation of this proposal could be deemed to be contrary to the existing federal regulatory framework and, as such, cause the Company to violate federal law.

      In addition to the foregoing, the Company believes that this proposal contains a number of assertions which are false and misleading.

      Accordingly, the Board believes that the adoption of this proposal is neither appropriate nor in the best interests of the Company or its stockholders and urges stockholders to vote AGAINST it.

      Your appointed proxies will vote your shares AGAINST Proposal No. 4 unless you instruct otherwise in the proxy form.

      The affirmative vote of a majority of shares of Common Stock present in person or by proxy is required to adopt this proposal. In accordance with Delaware law, abstentions will, while broker nonvotes will not, be treated as present for purposes of the preceding sentence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than ten percent of common stock, to file with the Securities and Exchange Commission (“SEC”) and the New York Stock Exchange initial reports of beneficial ownership and reports of changes in beneficial ownership of common stock of the Company. Such persons are also required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 2001 all Section 16(a) filing requirements applicable to such individuals were complied with.

BENEFICIAL OWNERSHIP OF COMMON STOCK1

      The following table sets forth certain information, as of December 31, 2001, regarding all persons which, to the knowledge of the Company, beneficially own 5% or more of the Company’s outstanding Common Stock.

Name and Address	Shares	Percentage of Outstanding

Brandes Investment Partners, L.P.	14,249,011	8.6%
11988 El Camino Real Suite 500 San Diego, CA 92130

(1)	Information obtained from Schedule 13G dated as of February 14, 2002 and jointly filed by Brandes Investment Partners, L.P., Brandes Investment Partners, Inc., Brandes Holdings L.P., Charles H. Brandes, Glenn R. Carlson and Jeffrey A. Busby (the “Brandes Entities”). Each of the Brandes Entities, other than Brandes Investment Partners, L.P., disclaims beneficial ownership of the shares reported. The Brandes Entities reported shared voting power with respect to 10,474,258 shares and shared dispositive power with respect to 14,249,011 shares.

INFORMATION RESPECTING PROXIES

      Your shares are registered in the name and manner shown on the enclosed form of proxy. Please sign the proxy in the same manner. It is not necessary for you to indicate the number of shares you hold.

      Expenses incurred in connection with the solicitation of proxies for the meeting will be borne by the Company. In addition to solicitation by mail, arrangements may be made pursuant to which brokers, bank nominees and other institutional holders of record will distribute at the Company’s expense proxies and proxy material to the appropriate beneficial owners, and assistance in the solicitation of proxies from such holders of record will be rendered by Georgeson Shareholder, New York, New York, for a fee of approximately $20,000.

STOCKHOLDER PROPOSALS

      If a stockholder wishes to submit a proposal for inclusion in the Proxy Statement prepared for the 2003 Annual Meeting of Stockholders, such proposal must be received by the Secretary at the Company’s office no later than November 25, 2002.

      In addition, the By-Laws provide that only such business as is properly brought before the Annual Meeting will be conducted. For business to be properly brought before the meeting or nominations to be properly made at the Annual Meeting by a stockholder, notice must be received by the Secretary not less than 90 days prior to the anniversary date of the immediately preceding Annual Meeting and such notice must provide certain requisite information. Accordingly, if a stockholder intends to present a matter at the 2003 Annual Meeting, notice of such must be received by the Secretary at the Company’s office no later than February 6, 2003. Notice must be received by such date if the matter is to be considered “timely” under Rule 14a-4(c) of the Securities Exchange Act of 1934. A copy of the By-Laws may be obtained by writing to the Secretary.

OTHER BUSINESS

      The Board knows of no other business which will come before the meeting. If any other business shall properly come before the meeting, including any proposal submitted by a stockholder which was omitted from this Proxy Statement in accordance with the applicable provisions of the federal securities laws, your authorized proxies will vote thereon in accordance with their best judgment.

VOTING STOCK

      As of March 7, 2002, the record date for the 2002 Annual Meeting, the outstanding stock of the Company entitled to vote consisted of 168,783,226 shares of Common Stock (each entitled to one vote).

      Appearance at the meeting in person or by proxy of the holders of Common Stock entitled to cast 84,391,614 votes is required for a quorum.

By Order of the Board of Directors,

DEBRA A. BAKER
Senior Vice President and Secretary

890-ps-2002

U S T

ZUST22

DETACH HERE

PROXY

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 7, 2002

       The undersigned hereby appoints DEBRA A. BAKER and RICHARD H. VERHEIJ, or either of them, with full power of substitution, attorneys and proxies to vote all shares of Common Stock of UST Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 7th day of May 2002, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

      This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

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DETACH HERE

☒	Please mark

      votes as in
      this example

If no direction is given, this proxy card will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	Election of Directors.

      Nominees:
      (01) J.P. Clancey, (02) E.J. Eisenman,
      (03) V.A. Gierer, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

For all nominees except vote withheld from the following:

☐

2. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST the following stockholder proposals 3 and 4.

3. Stockholder Proposal	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. Stockholder Proposal	☐	☐	☐

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         ☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING         ☐

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated. If shares are owned jointly, both owners must sign. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature:	Date:	Signature:	Date:

U S T

EMPLOYEES’ SAVINGS PLAN

As a participating employee in the UST Inc. Employees’ Savings Plan, you are entitled to give American Express Trust Company, the Trustee under the Plan, voting instructions on the instruction card attached below if you wish to vote the shares of the Company’s common stock held on your behalf in the Savings Plan at the Annual Meeting of Stockholders to be held on May 7, 2002. If you do not elect to vote, the shares reflected on this Instruction Card will be voted by the Trustee in the same proportion as shares as to which voting instructions have been received. Your instructions to the Trustee will be confidential. A Notice of the 2002 Annual Meeting and Proxy Statement and a 2001 Annual Report are enclosed.

Please complete, sign and date the instruction card below and return it in the envelope provided as soon as possible. Please be sure to complete, sign, date and return any other proxy cards that you receive in the separate envelopes provided.

DETACH HERE

UST

ANNUAL MEETING OF STOCKHOLDERS — MAY 7, 2002
EMPLOYEES’ SAVINGS PLAN

     The undersigned hereby directs American Express Trust Company as Trustee of the UST Inc. Employees’ Savings Plan to vote in person or by proxy all shares of Common Stock of UST Inc. allocated to the undersigned’s account at the Annual Meeting of Stockholders to be held at Rich Forum, 307 Atlantic Street, Stamford, Connecticut, on Tuesday, the 7th day of May 2002, at 10:00 a.m., and at any and all adjournments thereof, on the matters listed on the reverse side which are set forth in the accompanying Proxy Statement.

     This instruction card when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made on your signed Instruction Card, it will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Vote by Telephone

It’s fast, convenient, and immediate!

Call Toll-Free on a Touch-Tone Phone
1-877-779-8683

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Instruction Card.

2.	Call the toll-free number 1-877-779-8683 Stockholders residing outside the United States can call collect on a touch-tone phone 1-201-536-8073.

3.	Enter your Voter Control Number located on your Instruction Card above your name.

4.	Follow the recorded instructions and be prepared to furnish the social security/tax payer I.D. number linked to your account.

Your vote is important!

Call 1-877-779-8683 anytime!

Vote by Internet

It’s fast, convenient, and your vote is immediately confirmed and posted.

Follow these four easy steps:

1.	Read the accompanying Proxy Statement and Instruction Card.

2.	Go to the Website http://www.eproxyvote.com/ust

3.	Enter your Voter Control Number located on your Instruction Card above your name.

4.	Follow the instructions provided and be prepared to furnish the social security/tax payer I.D. number linked to your account.

Your vote is important!

Go to http://www.eproxyvote.com/ust anytime!

Do not return your Instruction Card if you are voting by Telephone or Internet

DETACH HERE	ZUS321

☒	Please mark

      votes as in
      this example.

If no direction is given, this instruction card will be voted FOR Proposals 1 and 2 and AGAINST Proposals 3 and 4.

The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	Election of Directors.

      Nominees:
      (01) J.P. Clancey, (02) E.J. Eisenman,
      (03) V.A. Gierer, Jr.

FOR ALL NOMINEES	☐	☐	WITHHELD FROM ALL NOMINEES

For all nominees except vote withheld from the following:

☐

2. To ratify and approve Ernst & Young LLP as independent auditors of the Company for the year 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

The Board of Directors recommends a vote AGAINST the following stockholder proposals 3 and 4.

3. Stockholder Proposal.	FOR ☐	AGAINST ☐	ABSTAIN ☐
4. Stockholder Proposal.	☐	☐	☐

And in their discretion, upon such other business as may properly come before the meeting.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT         ☐

Please sign exactly as name appears hereon. If signing for trusts, estates or corporations, capacity or title should be stated.

Signature:	Date: